Exhibit 99.1

News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.378.2000
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

APPLIED NANOTECH HOLDINGS, INC. ADDS CLINTON J. EVERTON TO BOARD OF DIRECTORS

Austin, TX – October 23, 2008 – Applied Nanotech Holdings, Inc. (OTC BB: APNT) today announced that Clinton J. Everton was appointed to the Company’s Board of Directors. Mr. Everton replaces Bradford Lamb, who resigned from the Board to devote his full energy to his position as President of Columbia Power Technologies LLC.

Mr. Everton recently founded The Margrave Group, an online investment research firm that leverages the collective intelligence of its members.  Prior to that Mr. Everton was President of Thomson Netg, a worldwide leader in corporate e-learning with $150 million in revenue, in excess of 1,500 customers, and approximately 750 employees. Thomson NetG was sold in a $285 million transaction completed in 2007. Mr. Everton was also founder and President of Knowledge Communication, prior to its sale to Thomson Netg.

“I want to thank Brad Lamb for his outstanding service during the almost two years that he served on the Board. We will miss his valuable input,” said Tom Bijou, CEO of Applied Nanotech Holdings. “At the same time, I feel fortunate that Clint Everton is joining the Board. His demonstrated ability to manage in complex business environments, while sustaining high growth and increasing shareholder value, are skills that will be a valuable addition to our Board.”

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. It also possesses investments related to electronic digitized sign technology. Applied Nanotech has over 250 patents or patents pending and its business model is to license its technology to partners that will manufacture and distribute products using the technology. Applied Nanotech’s website is www.appliednanotech.net.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2007, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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